Filed Pursuant to Rule 424(b)(5)
                                                             File No. 333-122153


Pricing Supplement No. 1 Dated October 15, 2007
(To Prospectus dated January 27, 2005 and
Prospectus Supplement dated September 21, 2007) relating to First Mortgage Bonds,
Secured Medium-Term Notes, Series G


                                  $100,000,000
                               IDAHO POWER COMPANY
                       6.25% First Mortgage Bonds due 2037
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
Title of Securities:                                      6.25% First Mortgage Bonds due 2037 (the "Notes")
Principal Amount:                                         $100,000,000
Price to Public:                                          99.732% payable in immediately available funds
Purchasers' Discount:                                     0.75%
Proceeds to Us after Discount:                            98.982%
Interest Rate:                                            6.25%
Original Issue Date:                                      October 18, 2007
Original Interest Accrual Date:                           October 18, 2007
Interest Payment Dates:                                   April 15 and October 15
Record Dates:                                             March 31 and September 30
Maturity Date:                                            October 15, 2037
Redemption:                                               See "Optional Redemption" below
Form:                                                     Book-Entry


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                               Wachovia Securities
                         Banc of America Securities LLC
                                    JPMorgan
                             KeyBanc Capital Markets
                               RBC Capital Markets
                         Wedbush Morgan Securities Inc.
                                  Piper Jaffray

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Optional Redemption:

We may, at our option, redeem the Notes, in whole at any time, or in part from time to time, prior to the maturity date, at a redemption price equal to the greater of:

o        100% of the principal amount of the Notes to be redeemed and

o as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal on the Notes to be redeemed and interest thereon (not including any portion of payments of interest accrued as of the date fixed for redemption), discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points.

plus in either case interest accrued and unpaid on the principal amount of the Notes to be redeemed to the date fixed for redemption. We will mail notice of any redemption at least 30 days before the date fixed for redemption to each holder of the Notes to be redeemed.

"Treasury Rate" means, with respect to any date fixed for redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

"Comparable   Treasury  Price"  means,  with  respect  to  any  date  fixed  for redemption,

         (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or

         (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such date, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all the quotations received.

"Independent Investment Banker" means any one of the Reference Treasury Dealers that we may appoint.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the trustee, of the bid and asked


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


prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the date fixed for redemption.

"Reference Treasury Dealer" means (1) Banc of America Securities LLC, J.P. Morgan Securities Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers that we may select.

Terms Agreement:

We have entered into a terms agreement with the purchasers of the Notes with respect to the Notes. The purchasers are committed to take and pay for all of the Notes if any are purchased. Subject to certain conditions, each purchaser has severally agreed to purchase the principal amount of the Notes indicated in the table below:

Name                                                   Principal Amount of Notes
----                                                   -------------------------
Wachovia Capital Markets, LLC                          $        27,500,000
Banc of America Securities LLC                                  25,000,000
J.P. Morgan Securities Inc.                                     25,000,000
KeyBanc Capital Markets Inc.                                     7,500,000
RBC Capital Markets Corporation                                  5,000,000
Wedbush Morgan Securities Inc.                                   5,000,000
Piper Jaffray & Co.                                              5,000,000
                                                       -------------------
Total                                                  $       100,000,000
-----                                                  ===================


The Notes sold by the purchasers to the public will initially be offered at the initial price to the public set forth on the cover of this pricing supplement. Any Notes sold by the purchasers to securities dealers may be sold at a discount from the initial price to the public of up to 0.45% of the principal amount of the Notes. Any such securities dealers may resell any Notes purchased from the purchasers to certain other brokers or dealers at a discount from the initial price to the public of up to 0.25% of the principal amount of the Notes.


Interest Payment Dates:

We will make interest payments on the Notes on April 15 and October 15 of each year, commencing April 15, 2008, and at maturity. The record date for the April 15 payment of


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interest  will be March 31 and the  record  date for the  October  15 payment of interest will be September 30.


Use of Proceeds:

The purchasers will pay the net proceeds from the sale of the Notes to us in immediately available funds. After our receipt of the net proceeds, the Notes will be credited to the purchasers' Depository Trust Company accounts free of payment. We will use the net proceeds from the sale of the Notes to repay the $80,000,000 7.38% First Mortgage Bonds that mature on December 1, 2007 and to repay a portion of our short-term debt. If we do not use the proceeds immediately, we may temporarily invest them in short-term investments.


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